Exhibit 99.1

Alto Neuroscience Reports Full-Year 2024 Financial Results and Recent Business Highlights

– Favorable outcome from interim analysis of ongoing ALTO-300 Phase 2b MDD trial; topline results expected in mid-2026 –

– Completed enrollment in ALTO-203 Phase 2 proof-of-concept MDD trial; on track to report topline data in the second quarter of 2025 –

– Novel transdermal formulation of ALTO-101 demonstrated greater drug exposure and improved tolerability profile; topline data from Phase 2 trial of ALTO-101 in schizophrenia expected in the second half of 2025 –

– Company’s precision psychiatry approach underpins recently granted patents covering the use of ALTO-100 and ALTO-300 in biomarker defined populations –

– Strong cash position of approximately $169 million expected to fund planned operations into 2028, and through at least four upcoming clinical study readouts –

Mountain View, Calif., March 20, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the full-year ended December 31, 2024, and highlighted recent progress across its pipeline of clinical-stage product candidates.

“In 2024 we continued to advance our mission to change the way medicines are developed for neuropsychiatric conditions,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “Using our proprietary platform we have evaluated brain-based biomarkers in over 2,000 participants and have completed six clinical studies across our pipeline programs since our founding. Further, we believe the outcome of the recent interim analysis of the ongoing ALTO-300 trial is suggestive of antidepressant activity, and we believe the sample re-estimation improves the overall probability of success in that trial.”

Dr. Etkin continued, “Successfully completing our IPO in 2024 has provided us with a strong balance sheet to support several key clinical milestones in the coming years. As a scientific founder with a sincere passion to move the field forward, I am very proud of all our team has accomplished and I look forward to building on this momentum.”

Pipeline Highlights

ALTO-100: Enrollment ongoing in Phase 2b in Bipolar Depression; Phase 2b in MDD complete.

ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neuroplasticity, is in development for the treatment of bipolar depression (BPD) in patients characterized by a cognitive biomarker.
•Enrollment in the randomized, double-blind, placebo-controlled Phase 2b trial remains ongoing with topline data expected in the second half of 2026. The Company expects to enroll approximately 200 patients with BPD. Patients will be evaluated over a six-week treatment period and the primary endpoint is the change from baseline on the Montgomery-Åsberg Depression Rating Scale (MADRS) in the patient population characterized by a cognitive biomarker.
•In October 2024, the Company reported topline results from the Phase 2b trial evaluating ALTO-100 as a treatment for major depressive disorder (MDD). The cognitive biomarker-defined MDD (biomarker positive) patient group treated with ALTO-100 (n=196) did not demonstrate a statistically significant improvement in depressive symptoms compared to placebo in the modified intention to treat (mITT) population. ALTO-100 continued to demonstrate a favorable safety and tolerability profile, with no new safety signals observed in this study.

◦In a pre-specified analysis of biomarker positive patients taking ALTO-100 or placebo adjunctively to a stable background antidepressant (n=61), ALTO-100 demonstrated a clinically meaningful effect compared to placebo at week 6 (Cohen’s d=0.47, p=0.09). The pre-specified analysis of this population was not powered to achieve statistical significance.
▪Detailed analysis of the study results revealed a significantly lower rate of study medication compliance within the monotherapy group compared to the adjunctive group (56% in monotherapy vs. 100% in adjunctive)
◦It was observed that in a subset of patients that had evidence of taking ALTO-100 through blood sample analysis, the patients with the ALTO-100 cognitive biomarker demonstrated a greater improvement compared to placebo and demonstrated a greater improvement than those without the biomarker.
◦Based on the clinically meaningful signal in the adjunctive subgroup and the evidence of biomarker enrichment in the compliant subset of patients, the Company made the decision to continue the Phase 2b trial of ALTO-100 as an adjunctive treatment in BPD.

ALTO-300: Completed interim analysis, resulting in a recommendation to continue the Phase 2b adjunctive MDD trial.

ALTO-300, also known as agomelatine, is an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, is being developed as an adjunctive treatment in the United States for patients with MDD, characterized by an EEG biomarker. Agomelatine is an approved antidepressant medication in Europe and Australia, but has not been approved in the United States.
•Topline data from the double-blind, placebo-controlled, randomized Phase 2b trial is expected in mid-2026. In the study, patients who have had an inadequate response to their current antidepressant are randomized to receive ALTO-300 or placebo over a six-week treatment period. The study medication is being taken in addition to a patient’s background antidepressant. The primary outcome is the change from baseline in MADRS score in patients with the EEG biomarker.
•In February 2025, the Company reported a favorable outcome from the planned interim analysis for the Phase 2b trial of ALTO-300 as an adjunctive treatment for patients with MDD. Based on the results of the interim analysis, the Phase 2b trial is continuing with a target enrollment of approximately 200 biomarker positive patients for the final analysis sample.
◦Prior to the interim analysis, a blinded committee conducted an in-depth site and patient eligibility review that resulted in the prospective exclusion of sites and patients from the analysis population. Following the eligibility review, the biomarker positive population in the interim analysis consisted of 87 patients.
•The Company presented clinical advancements at multiple scientific conferences that provide further insight into the patient phenotype being studied in the Phase 2b trial. Approximately 50% of patients with MDD are estimated to be positive for the ALTO-300 EEG biomarker.
◦In February 2025, a poster was presented at the International Society for CNS Clinical Trials and Methodology (ISCTM) 21st Annual Scientific Meeting, demonstrating the successful standardization of EEG enrichment marker acquisition through a platform that facilitates the identification of patients more likely to respond to ALTO-300.
◦In December 2024, a poster was presented at the 63rd Annual Meeting of the American College of Neuropsychopharmacology (ACNP) from a reverse-translation preclinical study demonstrating that the ALTO-300 biomarker is a measure of reduced neural signal stability and can be generated by activating the 5-HT2C receptor. These findings mechanistically tie the EEG biomarker to ALTO-300’s mechanism of action as a 5-HT2C antagonist.

ALTO-203: Enrollment completed in Phase 2 proof-of-concept MDD trial; data expected in the second quarter of 2025.

ALTO-203, a novel, oral small molecule designed to uniquely act as a histamine H3 inverse agonist, is being developed for the treatment of MDD associated with increased levels of anhedonia.
•In February, the Company completed enrollment in the Phase 2 proof-of-concept (POC) trial in MDD patients with higher levels of anhedonia.

•The trial enrolled 69 patients and consists of two sequential double-blind, placebo-controlled treatment periods with two dose levels of ALTO-203 as a monotherapy.
•The proof-of-concept trial is designed to evaluate the subjective and objective effects of ALTO-203 in patients with MDD.
•The Company expects to report topline data in the second quarter of 2025.

ALTO-101: Enrollment ongoing in Phase 2 proof-of-concept CIAS trial.

ALTO-101, a brain-penetrant PDE4 inhibitor designed as a novel transdermal formulation, is being developed for the treatment of Cognitive Impairment Associated with Schizophrenia (CIAS). Through this unique formulation, ALTO-101 is designed to retain the desired brain effects shown with the oral formulation and avoid tolerability challenges and adverse effects known to be associated with PDE4 inhibitors.
•Enrollment remains ongoing in the Phase 2 POC trial in CIAS, with topline data expected in the second half of 2025.
•The Phase 2 POC trial consists of a dose-escalating treatment with ALTO-101 and is designed to enroll approximately 70 adult participants with schizophrenia between the ages of 21 and 55.
◦The primary outcome in the study is the effect of ALTO-101 on theta band activity, the EEG measure shown to be best related to CIAS in replicated analyses of large schizophrenia datasets. Objective cognitive performance will also be evaluated.
•In April 2024, the Company reported positive Phase 1 results for ALTO-101 in healthy subjects.
◦The Company’s proprietary transdermal formulation of ALTO-101 exhibited greater systemic drug exposure than orally administered ALTO-101 while also demonstrating a significant reduction in typical class-related adverse events. All adverse events reported in the study were mild in severity, and there were no reported serious adverse events.
◦The transdermal formulation demonstrated favorable adhesion properties and there were no application site reactions that led to removal or intolerance.

Business Highlights
•In the first quarter of 2025, the Company strengthened its patent estate:
◦Development of ALTO-300 in the U.S. is protected by granted patents covering the use of ALTO-300 as an adjunctive therapy and patient selection characterized by an EEG biomarker. As granted, not accounting for any potential patent term extensions, the patent is expected to cover the use of ALTO-300 in the EEG-defined patient population until 2044.
◦Development of ALTO-100 in the U.S. is protected by granted patents covering methods of treating BPD and MDD in patients with objectively determined impaired learning and/or memory with a specific dose range of ALTO-100. As granted, not accounting for any potential patent term extensions, the patents are expected to cover the use of ALTO-100 in the specified patient populations until 2043.
•In July 2024, the Company received an $11.7 million funding award from the Wellcome Trust to advance the clinical development of ALTO-100 through a Phase 2b study in patients with BPD.
•In February 2024, the Company successfully completed its upsized initial public offering resulting in net proceeds of approximately $133 million.

Upcoming Milestones and Events

Near-Term Expected Milestones
•2Q 2025 — ALTO-203 Phase 2 POC MDD trial topline data
•2H 2025 — ALTO-101 Phase 2 POC CIAS trial topline data
•Mid 2026 — ALTO-300 Phase 2b MDD trial topline data
•2H 2026 — ALTO-100 Phase 2b bipolar depression trial topline data

Upcoming Conferences
•Members of the Company’s management team are expected to present at the following upcoming conferences:

◦Annual Congress of the Schizophrenia International Research Society (SIRS): March 29-April 2, 2025
◦Society of Biological Psychiatry (SOBP) Annual Meeting: April 24-26, 2025
◦American Society of Clinical Psychopharmacology (ASCP) Annual Meeting: May 27-30, 2025

Full-Year 2024 Financial Highlights

Cash Position: As of December 31, 2024 the Company had cash, cash equivalents, and restricted cash of approximately $169 million, compared to approximately $83 million in cash, cash equivalents, and restricted cash as of December 31, 2023.

The Company expects its cash balance to support planned operations into 2028.

R&D Expenses: Research and development expenses for the full year ended December 31, 2024 were $47.0 million, as compared to $30.3 million for the same period in 2023. The increase was primarily attributable to increased personnel costs; including $1.5 million of non-cash, stock-based compensation; as well as costs associated with the Phase 2b clinical study for ALTO-300, and the Phase 2 POC studies for ALTO-203 and ALTO-101.

G&A Expenses: General and administrative expenses for the full year ended December 31, 2024 were $21.6 million, as compared to $7.5 million for the same period in 2023. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts, growing operational requirements, and costs associated with operating as a public company. $3.3 million of the increase is reflective of non-cash, stock-based compensation.

Net Loss: The Company incurred a net loss of $61.4 million for the full year ended December 31, 2024, as compared to $36.3 million for the year ended December 31, 2023.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$46,996	$30,291
General and administrative	21,614	7,518
Total operating expenses	68,610	37,809
Loss from operations	(68,610)	(37,809)
Other income (expense):
Interest income	8,851	2,349
Interest expense	(1,375)	(1,370)
Other, net	(297)	525
Total other income, net	7,179	1,504
Net loss	$(61,431)	$(36,305)
Other comprehensive loss:
Foreign currency translation	(22)	(33)
Total other comprehensive loss	$(22)	$(33)
Comprehensive loss	$(61,453)	$(36,338)
Net loss per share attributable to common stockholders, basic and diluted	$(2.50)	$(9.73)
Weighted-average number of common shares outstanding, basic and diluted	24,602	3,731

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$168,729	$82,548
Total assets	177,542	86,628
Total liabilities	26,082	16,823
Accumulated deficit	(138,396)	(76,965)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Mari Purpura
media@altoneuroscience.com